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HEARTWARE INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
SCOTT R. WARD
SHAWN T MCCORMICK
BRENDAN B. SPRINGSTUBB

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) and an accompanying WHITE proxy card to be used to solicit votes against the Business Combination Agreement, dated as of September 1, 2015, by and among HeartWare International, Inc., a Delaware corporation (the “Company”), Valtech Cardio, Ltd., a private company incorporated under the laws of Israel, HW Global, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Holdco”), HW Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco, Valor Merger Sub Ltd., a private company incorporated under the laws of Israel and a direct wholly owned subsidiary of Holdco, and Valor Shareholder Representative, LLC, a Delaware limited liability company, and certain related transactions, at a special meeting of stockholders of the Company (the “Special Meeting”). Further, Engaged Capital intends to file a preliminary proxy statement and an accompanying proxy card with the SEC to be used to solicit votes for the election of its slate of three highly-qualified director nominees at the 2016 annual meeting of stockholders of the Company, as applicable.

On January 7, 2016, Engaged Capital issued the following press release. The enclosure referred to in the press release is attached as Exhibit 1.

ENGAGED CAPITAL REITERATES CALL FOR HEARTWARE INTERNATIONAL TO IMMEDIATELY TERMINATE PROPOSED ACQUISITION OF VALTECH CARDIO

•	Management’s rationale for pursuing Valtech is flawed

•	Management’s public forecast for Valtech is misleading

•	HTWR’s VAD franchise is undervalued

•	The milestone payment acceleration provision serves as a ten-year poison pill

•	The Valtech acquisition entrenches HTWR’s board and management team at the expense of shareholders

Newport Beach, CA, January 7, 2016 - Engaged Capital, LLC, an investment firm specializing in enhancing the value of small and mid-cap North American equities, today sent a third letter to the Board of Directors (the “Board”) of HeartWare International, Inc. (“HTWR” or the “Company”) (NASDAQ:HTWR).

The full text of the letter follows:

January 7, 2016

Board of Directors
HeartWare International, Inc.
500 Old Connecticut Path
Framingham, MA 01701

Members of the Board:

Engaged Capital, LLC (together with its affiliates, “Engaged Capital”) remains the owner of approximately 1.3% of the outstanding common stock of HeartWare International, Inc. (“HTWR” or the “Company”).  We informed you of our opposition to the proposed acquisition of Valtech Cardio, Ltd. (“Valtech”) in our letter dated December 28, 2015. The HTWR Board of Directors (the “Board”) has decided to ignore our valid position and to move forward with a shareholder vote on the Valtech acquisition. As a result, we are compelled to publicly detail the substantial concerns we and other significant shareholders share regarding the Valtech acquisition proposal, including:

1.	The Rationale for Pursuing Valtech is Flawed

2.	Management’s Investor Day Forecast for Valtech is Misleading

3.	HTWR’s VAD Franchise is Undervalued

4.	The Milestone Acceleration Provision Serves as a Ten-Year Poison Pill

5.	The Valtech Acquisition Entrenches the Board and Management Team at the Expense of HTWR Shareholders

The Rationale for Pursuing Valtech is Flawed

HTWR has focused on Cardioband as the key value-creating asset in the Valtech portfolio that justifies the acquisition of Valtech – no surprise given it is the only device within the Valtech portfolio expected to generate any material revenue for the next five years. Management has cited the performance of Abbott’s MitraClip and the “conventional wisdom” that mitral valve repair is preferable to mitral valve replacement in the treatment of mitral regurgitation as some of the reasons to believe Cardioband will generate significant revenues for HTWR. As we outline below, this thesis is based on tenuous assumptions and ignores the significant clinical, competitive, and regulatory risks facing the device.

First, brand new clinical data calls into question the thesis that transcatheter repair of mitral regurgitation (“MR”) will continue to be preferred to transcatheter replacement. An article posted to the New England Journal of Medicine website on November 9, 2015 contained updated two year data from the Cardiothoracic Surgical Trials Network’s study comparing mitral valve repair to mitral valve replacement in patients with severe ischemic MR. Significantly, this is the only randomized trial that compares the outcomes of mitral valve repair vs. mitral valve replacement in patients with MR. The results of this study are not supportive of a robust future for mitral valve repair. To quote the authors (emphasis added):

“The rate of recurrence of moderate or severe mitral regurgitation over 2 years was higher in the repair group than in the replacement group (58.8% vs. 3.8%, P<0.001). There were no significant between-group differences in rates of serious adverse events and overall readmissions, but patients in the repair group had more serious adverse events related to heart failure (P = 0.05) and cardiovascular readmissions (P = 0.01). On the Minnesota Living with Heart Failure questionnaire, there was a trend toward greater improvement in the replacement group (P = 0.07) 1.”

Digging further into the published data reveals that on nearly every measure of cardiovascular adverse events, the replacement arm outperformed the repair arm. Again, to quote the authors (emphasis added):

“…we observed that the recurrence of mitral regurgitation, which was mostly moderate in degree, remained a progressive and excess hazard for patients undergoing mitral-valve repair… This deficiency in the durability of correction of mitral regurgitation is disconcerting, given that recurrence confers a predisposition to heart failure, atrial fibrillation, and repeat interventions and hospitalizations. We found that patients in the repair group had more serious adverse events of heart failure and hospital readmission for cardiovascular causes1.”

Not only did patients in the replacement arm have less cardiovascular adverse events, these patients also had a better quality of life than patients in the repair arm:

“The findings of the Minnesota Living with Heart Failure questionnaire, although not conclusive, were consistent with these clinical events. The 7.9-point difference in average improvement over baseline in favor of the replacement group was not significant (P = 0.07), but the magnitude of change exceeded the 5-point threshold for clinically meaningful improvement used in other studies1.”

Historically, the preference for mitral valve repair over replacement was driven by the presumption that while both were equally effective at correcting MR, repair was the safer procedure. This landmark study – the first of its kind – demonstrates that not only is the safety advantage associated with repair statistically insignificant, repair is clearly inferior to replacement in preventing the recurrence of MR and on many clinical measures, the outcomes for patients receiving repair were inferior at 2 years.

What does this mean for transcatheter mitral valve repair devices like Cardioband? As transcatheter mitral valve replacement devices are developed and refined, it is quite likely any periprocedural safety advantage associated with repair (both surgical and transcatheter) will diminish and may eventually vanish entirely. As such, we find it hard to believe Cardioband will achieve the robust revenues projected by HTWR management if transcatheter repair offers little, if any, safety advantage and is clearly inferior in durably correcting MR when compared to replacement.

1 Goldstein, Daniel, et al. "Two-year outcomes of surgical treatment of severe ischemic mitral regurgitation." New England Journal of Medicine (2015).

Second, the path to U.S. approval for Cardioband is murky at best. HTWR management has already begun walking back their initial expectations for a late 2018 U.S. launch of Cardioband, recently saying that a 2019 launch “hopefully is not overly ambitious2”. Given that management is still “brainstorming3” potential trial designs and has not yet had any formal meetings with the FDA, a 2019 approval certainly appears to be an optimistic outcome. We need only look to Abbott’s MitraClip – the only transcatheter mitral valve repair device with U.S. approval to date – to observe how long (and risky) the path to U.S. approval will be for Cardioband. MitraClip secured U.S. approval in 2013 – a full 5 ½ years after receiving CE Mark and only after two substantial clinical trials (EVEREST I and EVEREST II) were conducted. Even then, MitraClip barely squeaked by a 5-3 FDA advisory panel vote for approval – which included five out of nine panel members voting against the efficacy of the device – and a sizeable post-marketing study was required. Nothing in the limited Cardioband dataset suggests that it is any more efficacious than MitraClip – U.S. approval is far from certain.

Even if the PMA-enabling trial of Cardioband yields data supportive of approval, the timeline for securing FDA approval will likely stretch beyond 2020. COAPT, Abbott’s U.S. trial comparing MitraClip to guideline-directed medical therapy (“GDMT”) in surgery-ineligible patients with MR, has been enrolling for over 3 years, and based on the pace of enrollment to date, it will take at least another year to complete enrollment. We are hard-pressed to believe that HTWR would be quicker than Abbott in enrolling patients in a future Cardioband pivotal trial. Assuming it takes six months to finalize a trial design and qualify study sites, 2-4 years to enroll the trial (as fast or faster than both EVEREST II and COAPT enrollment), one year of patient follow-up, 3-6 months to analyze and publish results, and 6-9 months of FDA review time, FDA approval of Cardioband – if it is approved at all – would not be secured until sometime between mid-2020 and the end of 2022.

Third, acquiring Valtech would expose HTWR shareholders to a significant risk that is completely out of the control of HTWR and Valtech management: the results of the COAPT trial itself. The key opinion leaders who presented at HTWR’s November 5, 2015 Investor Day (“Investor Day”) expressed concern that COAPT will miss its ill-specified primary endpoint (superiority in reducing recurrent heart failure hospitalizations vs. GDMT). These same experts also stated that, should this be the case, “reimbursement will disappear… overnight” for MitraClip and any other transcatheter repair device, including Cardioband.  Securing reimbursement for Cardioband in the EU would then likely require positive results from a rigorous, randomized (and risky) clinical trial – which would add years of additional expense and cash burn. Similarly, the consequence of a negative COAPT trial for Cardioband would likely include increased scrutiny and more onerous approval requirements from the FDA.

Fourth, there are numerous potential competitors to Cardioband. HTWR management has portrayed the transcatheter mitral valve repair market as a two-horse race between MitraClip and Cardioband. Indeed, the financial forecast HTWR management presented during their Investor Day assumes Cardioband will hold 40% market share in transcatheter repair in the future4. This is, to put it mildly, an overly optimistic view of how the market will develop. Besides MitraClip, there are at least 21 transcatheter mitral valve repair devices under development today, at least ten of which are in human testing and/or are already approved for use in Europe. This number does not consider the internal efforts underway by both Edwards and Medtronic to develop transcatheter repair technologies as well.

Finally, it is not realistic to ascribe meaningful value to any of Valtech’s products outside of Cardioband. Cardiovalve for mitral valve replacement has yet to reach first-in-man, and even then, faces enormous risk in demonstrating it is a viable device. Edwards recently shelved its FORTIS valve for transcatheter mitral valve replacement only after a series of adverse events were observed in the first 20 patients receiving the device. With all due respect to the R&D team at Valtech – if Edwards, the unquestionable leader in transcatheter approaches to structural heart repair, with resources and expertise far beyond what Valtech and HTWR can call upon, could not successfully internally develop a transcatheter mitral valve replacement device, what probability of success can investors realistically assign to Cardiovalve?

2 CEO Doug Godshall, HTWR Investor Day, 11/5/2015
3 CEO Doug Godshall, HTWR Investor Day, 11/5/2015
4 HTWR Investor Day presentation, Slide 274

Even if Cardiovalve successfully overcomes the developmental and clinical hurdles to produce an approvable device, HTWR will be a late entrant to a highly competitive market. We can identify at least 15 transcatheter mitral valve replacement technologies under development, at least seven of which have achieved first-in-man. In comparison, Valtech’s Cardiovalve device does not yet have a finalized design, and even in a best-case scenario, is 18 months away from first-in-man trials.

Given the relative paucity of clinical data regarding the surgical treatment of tricuspid regurgitation and the absence of any meaningful data on transcatheter techniques to repair the tricuspid valve, we view the opportunity for Cardioband and Cardiovalve in tricuspid repair and replacement as highly uncertain and of limited value.

As a result, while HTWR management may describe Valtech as “quadrupling the number of milestones5” ahead of the Company, we think there is a better term to describe these “milestones”: risks.

Management’s Investor Day Forecast for Valtech is Misleading

The S-4 filed by HTWR on October 15, 2015 contained four “representative cases” depicting management’s projections of Valtech’s financial performance through 2025. During HTWR’s Investor Day, management presented financial projections for Valtech from “Case 2” – the second-most optimistic case – to investors. Typically, when management teams publicly present financial projections, it is safe for investors to assume these forecasts represent management’s best estimate of the expected performance of the business in question. However, this is NOT true of the forecast HTWR management presented for Valtech at HTWR’s Investor Day.

During the Investor Day, HTWR knowingly misled investors by presenting a forecast for Valtech that is nearly 40% ABOVE management’s own probability-weighted forecast for the business. The indisputable evidence confirming our assertion is contained within the fairness opinion issued by the Company’s own financial advisors! The fairness opinion issued by Canaccord Genuity to HTWR and published in the S-4 is based upon HTWR management’s probability-adjusted revenue forecast for Valtech6. It is a simple exercise to derive the revenue forecast supporting Canaccord’s valuation calculations used in the fairness opinion. The chart below illustrates the mismatch between HTWR management’s probability-adjusted internal forecast for Valtech and the publicly-presented forecast highlighted at HTWR’s Investor Day.

5 HTWR CEO Doug Godshall, Canaccord Genuity Medical Technology and Diagnostics Forum, 11/19/2015
6 HW Global form S-4 dated 11/25/2015, page 54

It would not surprise us to hear management justify this after the fact by claiming that “Case 2” is now their best forecast for Valtech.  Revising long-term revenue and synergy forecasts upward is a common tactic used by managements to defend contested transactions. Such upward revisions generally lack credibility and are usually discarded as soon as the contest has ended. Management’s upward revision to their Valtech forecast is no exception. It strains credulity to believe that management’s revised forecast of how the mitral valve repair and replacement market will evolve over the next ten years will be any more accurate than the forecasts management provided to their financial advisors just a few months prior. Additionally, the likelihood that HTWR’s management team will still be in place ten years from now when the performance of Valtech can actually be judged, is low. Management therefore can promise the moon to HTWR investors knowing full well that they are very unlikely to ever be held accountable for, nor will their compensation be tied to, achieving the optimistic forecast presented at HTWR’s Investor Day.

Finally, even under the most wildly optimistic scenario provided in the S-4, Valtech will generate no meaningful cash flow until 2021. Therefore, the entire value (or lack thereof) of the proposed transaction hinges on the performance of Valtech, and the state of the competitive environment, at least 6-10 years from now. No one, not us, not HTWR management, not Valtech’s competitors, and not the treating physicians, can predict with any degree of certainty how the mitral valve repair and replacement market will develop over the next decade, much less predict which companies and devices will succeed. It is the peak of hubris for management to claim otherwise and rationalize taking on the enormous and unnecessary risks associated with Valtech, when there is a clear, lower-risk path to significant shareholder value creation: executing in the Company’s core VAD business.

HTWR’s VAD Franchise is Undervalued

Given the significant amount of HTWR stock to be issued to Valtech shareholders upon the close of the transaction, any evaluation of the proposed acquisition of Valtech requires assessing the value of HTWR shares. The true cost of the Valtech acquisition is not based on the currently-depressed trading value of the HTWR shares to be issued at the close of the transaction – it is based on the risk-adjusted fair value of the Company’s long-term standalone business plan. While the recent disclosure of a handful of adverse events observed in the MVAD CE Mark trial is unfortunate; the attractive fundamentals of HTWR’s core VAD franchise are unchanged from this summer, when HTWR shares were trading well above $80. Barring a catastrophic MVAD pump redesign – which by all accounts is highly unlikely – HTWR shares should steadily close the gap to fair value as MVAD returns to the clinic.

We believe the fair value of HTWR shares is significantly greater than the current trading price. During HTWR’s Investor Day, management provided their long-term forecast for the VAD franchise, projecting revenues of $524 million in 2020. This scenario yields a $141 per share valuation for HTWR at the end of 20197, representing over 200% upside from today’s levels.

Of course, it is only prudent to examine a more conservative scenario for the core business. HTWR shares are undervalued even if we assume management’s forecast is aggressive. Under a scenario where VAD revenues in 2020 are only $450 million, and revenue growth beyond 2020 is a more modest 10% rather than the 18% projected by management, fair value at the end of 2019 would be $92 a share – a 100% premium from today’s levels8.

We cannot comprehend, if the Board truly believes the forecast presented at Investor Day, how the Board can justify the Valtech acquisition as being a superior risk-adjusted alternative to simply executing in the Company’s core business – a strategy which would double to triple the value of HTWR in four years.

As a result, it is false to portray the Valtech acquisition as being “cheaper” now than it was when the acquisition announcement was disclosed – the 30% upfront dilution, additional shares and warrants and $375 million in milestone payments remain unchanged. Even in the downside scenario discussed above, the future value of the consideration offered to Valtech exceeds $900 million in cash and stock – an amount greater than HTWR’s current market capitalization.

Additionally, as we have stated previously, we believe the ultimate destination of HTWR’s VAD portfolio is in the hands of a larger medical device manufacturer. Bankers and senior executives at other medical device companies (including companies that are the likely acquirers of HTWR) have confirmed our shared view of the long-term attractiveness of the VAD market. It is clear that the potential acquirers of HTWR are very familiar with the Company, and would be able to move quickly to evaluate acquiring HTWR should the opportunity present itself, now or in the future.

Using the valuation multiple Thoratec commanded in its sale to St. Jude, the value of HTWR’s long-term plan in an acquisition is $178 per share at the end of 2019 – a 290% increase from today9. However, should the Company complete the acquisition of Valtech, we believe a sale to a strategic acquirer becomes unlikely. As we discuss below, due to the Board’s apparent failure to properly serve as the shareholders’ fiduciaries, the acquisition of Valtech will slam the door on any potential future acquisition of HTWR.

The Milestone Acceleration Provision Serves as a 10-Year Poison Pill

Our conversations with HTWR shareholders revealed that many are either unaware, or do not fully appreciate the impact, of the milestone payment acceleration provision that the Board agreed to as part of the Valtech acquisition proposal. As we detail below, this provision has the potential to serve as a 10-year entrenchment mechanism for HTWR’s Board and management team by creating a significant barrier to a future sale of the Company. We are obligated to highlight the significant cost and risk this provision imposes on HTWR shareholders while benefiting the pecuniary interests of HTWR’s Board, management team, and the current owners of Valtech.

The Business Combination Agreement, dated September 1, 2015, between HTWR, Valtech and certain of their affiliates (the “Valtech Acquisition Agreement”) provides that, in the event HTWR is acquired within 10 years post the closing of the Valtech acquisition, all of the milestone payments owed to Valtech’s former owners accelerate and significantly lower the considerations HTWR shareholders will receive in a sale. Specifically:

7 See enclosure for calculation
8 See enclosure for calculation
9 See enclosure for calculation

1.
The 700,000-share milestone payment associated with first-in-man (“FIM”) trials of Cardioband Tricuspid or Cardiovalve becomes immediately payable regardless of whether or not either product has achieved FIM

2.
The warrants to purchase 850,000 HTWR shares at a strike price of $83.73 that vest upon achieving $75 million in trailing twelve-month (“TTM”) revenues from Valtech products immediately vest regardless of whether or not this level of revenue has been achieved

3.	$175 million of the $375 million milestone payment associated with achieving $450 million in TTM revenues from Valtech products becomes immediately payable

4.	$75 million of the $375 million milestone payment becomes payable at a lowered TTM revenue threshold of $75 million, rather than $450 million

5.	The remaining $125 million of the $375 million milestone payment becomes payable at a lowered TTM revenue threshold of $150 million, rather than $450 million

It is important that all HTWR directors take time to fully understand the implications of this acceleration provision for shareholders of the Company. The acceleration provision would force HTWR’s acquirer to make milestones payments to Valtech’s former owners regardless of Valtech’s performance. Thus, the raison d'être of utilizing a milestone payment provision – to mitigate the damage to shareholders from the underperformance of an acquired asset – is rendered pointless.

For illustrative purposes, let us assume that a potential acquirer of HTWR is willing to pay $100 a share for the Company, pre-Valtech. Additionally, assume this same acquirer values the Valtech assets at $300 million. Due to the dilution and milestone acceleration provision associated with the Valtech acquisition, rather than receiving the full $100 per share, HTWR shareholders would instead only receive $78 a share10 in an acquisition, a 22% discount to the pre-Valtech per-share value of the Company. The table below illustrates the price per share HTWR shareholders would receive in an acquisition based on a range of values for HTWR standalone and Valtech.

In order for HTWR shareholders to actually receive the full $100 a share in an acquisition of HTWR post-Valtech, the acquirer must assign a value to Valtech in excess of $850 million – an amount greater than HTWR’s current market capitalization. This “breakeven” valuation for Valtech only increases as the value of HTWR’s core VAD franchise increases.

The ramifications of the acceleration provision are troubling. Since the most logical acquirers of HTWR already possess assets that would be either partly or wholly duplicative to Valtech’s portfolio, it is unlikely that these acquirers would assign much value to Valtech. Unfortunately for HTWR shareholders, the acceleration provision would force these potential acquirers of HTWR to pay full value for the Valtech assets. As a result, this acceleration provision effectively serves, whether intentionally or not, as a ten-year poison pill. Rather than trading with an embedded M&A premium like most of its mid-cap medical device peers, the acquisition of Valtech will cause HTWR shares to trade with an M&A discount.

10 See enclosure for calculation

The Valtech Acquisition Entrenches the Board and Management Team at the Expense of Shareholders

Our conversations with numerous bankers and industry executives have supported our assertion that 1) HTWR’s ownership of Valtech makes the former a less attractive acquisition target, and 2) HTWR’s offer was far in excess of other, if any, potential competing bids for Valtech. Even industry experts and analysts who favorably view Valtech’s products cannot justify the high price offered by HTWR. Additionally, the most likely potential acquirers of HTWR have categorically expressed to us that they would have no interest in acquiring HTWR should the Valtech acquisition close. This fact, which directly contradicts claims being made by HTWR’s management team, is particularly disheartening as many HTWR shareholders have an investment thesis predicated upon an eventual sale of the Company to a large strategic acquirer at a significant premium.

While we agree with many of the Company’s shareholders that the ultimate destiny for HTWR is a sale to a strategic acquirer, let us be clear – we are not advocating for a sale of the Company today. Given the currently depressed share price and uncertainty regarding the restart of the MVAD CE Mark clinical trial, we believe it is unlikely that the Board would be able to negotiate a sale of the Company at a premium that would be acceptable to shareholders today. However, it is unacceptable to HTWR shareholders to permanently impair a future sale of HTWR by acquiring an asset – Valtech – which makes the Company less attractive to the most likely acquirers.

Perhaps the Valtech acquisition proposal is a product of misaligned incentives between management and HTWR shareholders. It is not lost on us that the Board and management team have collectively purchased a total of only 4,150 shares (valued at $300,000) of HTWR on the open market over the last five years, while selling nearly 680,000 shares (valued at $56 million) over the same time period11. Given the sparse shareholdings and past trading history of the Board and management team, investors are left to wonder if HTWR leadership has an incentive to continue receiving (and subsequently selling) significant annual stock grants, rather than positioning the Company for an eventual sale. Unfortunately for HTWR shareholders, the Valtech transaction would increase the likelihood that HTWR remains independent and the annual stock grants keep flowing.

Additionally, the Valtech transaction has the added consequence of disenfranchising current HTWR shareholders. Should the acquisition of Valtech close, Valtech and HTWR would become wholly-owned subsidiaries of a new corporation, HW Global, Inc. Conveniently for the Board, HW Global, as a newly formed company, would not be required to hold a shareholder meeting for the election of directors until the spring of 2017. Additionally, public disclosures show that the Company intends to further disenfranchise independent shareholders by adopting a classified board structure so that only a third of directors will be up for election in each year.  Some of HTWR’s largest shareholders have expressed to us their desire, shared by us, to see new directors added to the Board who possess the capital allocation and valuation expertise HTWR so desperately needs. Denying shareholders’ ability to vote for Board change by delaying the Company’s annual meeting would only serve to further frustrate the owners of the Company while highlighting the apparently self-serving decision-making of the Board.  Even if HW Global chooses to hold its first annual meeting at an earlier date, this would constitute a meaningless platitude, as Valtech shareholders and HTWR insiders would together control approximately 25% of the new shares of HW Global – making it almost impossible for the independent shareholders of HTWR to have a meaningful say in any strategic or governance changes, including the composition of the HW Global board.

Shareholder Representation is Needed in the Boardroom

We remain baffled by the decision-making process that led to the decision to acquire Valtech. We cannot comprehend how the Board came to the conclusion that pursuing an incredibly risky, expensive acquisition of a pre-revenue company was a better risk-adjusted alternative than continuing to execute in the Company’s core VAD business, and/or selling the Company at a significant premium. The inclusion of the acceleration provision in the Valtech Acquisition Agreement and the establishment of HW Global with numerous unfriendly governance features only increase our concerns regarding the Board’s oversight. Since the acceleration provision and governance structure cannot benefit HTWR shareholders under any scenario, it is clear to us that the Board either neglected; or, worse yet, willfully ignored, their fiduciary responsibilities to HTWR shareholders in favor of their own interests and those of HTWR management.

11 Includes all current directors and named executive officers. Data per HTWR’s SEC filings and Factset.

As a result, we will campaign aggressively and forcefully against the proposed acquisition of Valtech.

The Board Must Terminate the Valtech Acquisition Without Delay

As HTWR shareholders, we reiterate our call for the Board to immediately terminate the Valtech Acquisition Agreement. We note that the Valtech Acquisition Agreement gives the Board the flexibility to change its recommendation of the transaction at any time. Every day and every dollar the Board and management team spend on a futile campaign to defend this unjustifiable acquisition would be far better spent on the Company’s core VAD business. Rather than escalating this confrontation with shareholders, put this strategic mistake behind us so as to minimize any further damage to HTWR’s investors.

Sincerely yours,

/s/ Glenn W. Welling

Glenn W. Welling
Managing Member

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC, together with the other the participants named herein, intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the Business Combination Agreement, dated as of September 1, 2015, by and among HeartWare International, Inc., a Delaware corporation (the “Company”), Valtech Cardio, Ltd., a private company incorporated under the laws of Israel, HW Global, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Holdco”), HW Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco, Valor Merger Sub Ltd., a private company incorporated under the laws of Israel and a direct wholly owned subsidiary of Holdco, and Valor Shareholder Representative, LLC, a Delaware limited liability company, and certain related transactions, at a special meeting of stockholders of the Company (the “Special Meeting”).

Further, Engaged Capital, LLC, together with the other the participants named herein, intends to file a preliminary proxy statement and an accompanying proxy card with the SEC to be used to solicit votes for the election of their slate of three highly-qualified director nominees at the 2016 annual meeting of stockholders of the Company, as applicable.

ENGAGED CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital II Offshore Ltd. (“Engaged Capital Offshore II”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Shawn T McCormick, Brendan B. Springstubb and Scott R. Ward (collectively, the “Participants”).

As of the date hereof, Engaged Capital Master I beneficially owned 71,800 shares of Common Stock. As of the date hereof, Engaged Capital Master II beneficially owned 158,200 shares of Common Stock. Engaged Capital I, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 71,800 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital Offshore, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 71,800 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 158,200 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital Offshore II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 158,200 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital, as the investment adviser to each of Engaged Capital Master I and Engaged Capital Master II, may be deemed to beneficially own the 230,000 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 230,000 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Mr. Welling, as the founder and chief investment officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the 230,000 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. As of the date hereof, Messrs. McCormick, Springstubb and Ward do not beneficially own any shares of Common Stock.